                                                                     EXHIBIT 4.7


                          ASSET CONTRIBUTION AGREEMENT

                                  dated as of

                               November 26, 1996

                                     among


                           FORD MOTOR CREDIT COMPANY

                                      and

                       FORD CREDIT LEASING COMPANY, INC.,
                                as Contributors,

                                      and

                                RCL TRUST 1996-1

                               TABLE OF CONTENTS


                                                            ARTICLE I
                                                      CERTAIN DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . .   1
Section 1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1


                                                           ARTICLE II
                                                 CONTRIBUTION OF SERIES 1996-1
                                                          CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 2.1  Contribution of Series 1996-1 Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 2.2  The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3


                                                            ARTICLE III
                                                 REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . .   3
Section 3.1  Warranties of RCL Trust 1996-1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Section 3.2  Representations and Warranties of the Contributors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Section 3.3  Repurchase upon Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


                                                           ARTICLE IV
                                                           CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 4.1  Conditions to Obligation of RCL Trust 1996-1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 4.2  Conditions to Obligation of the Contributors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12


                                                           ARTICLE V
                                                 COVENANTS OF THE CONTRIBUTORS  . . . . . . . . . . . . . . . . . . . . . .  12
Section 5.1  Protection of Right, Title and Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 5.2  Other Liens or Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 5.3  Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 5.4  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 5.5  Absolute Transfer; Sale or Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15


                                                           ARTICLE VI
                                                    MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . .  16
Section 6.1  Obligations of Contributors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 6.2  Acknowledgements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Section 6.3  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 6.4  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 6.5  Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 6.6  Representations of the Contributors and RCL Trust 1996-1 . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 6.7  Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 6.8  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 6.9  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.11 Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.12 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.13 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20


Exhibit A-- Schedule of Series 1996-1 Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
Exhibit B-- Form of Series 1996-1 Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   B-1

                 ASSET CONTRIBUTION AGREEMENT, dated and effective as of November 26, 1996, among (i) FORD MOTOR CREDIT COMPANY, a Delaware corporation, as a contributor ("Ford Credit"), (ii) FORD CREDIT LEASING COMPANY, INC., a Delaware corporation, as a contributor ("Ford Credit Leasing" and, collectively with Ford Credit, in their capacities as contributors hereunder, the "Contributors"), and (iii) RCL TRUST 1996-1, a Delaware business trust ("RCL Trust 1996-1").

                 WHEREAS, Ford Credit, Ford Credit Leasing and Comerica Bank, as trustee, pursuant to the FCTT Agreement, have created Ford Credit Titling Trust ("FCTT") for the purpose of holding Leases and Leased Vehicles and other FCTT Assets;

                 WHEREAS, pursuant to the FCTT Agreement, Ford Credit and Ford Credit Leasing, as holders of the Exchangeable Beneficial Certificates, have directed Comerica Bank to issue to each of them the Series 1996-1 Certificates representing a beneficial interest in FCTT and the Series 1996-1 Assets;

                 WHEREAS, Ford Credit, Ford Credit Leasing and RCL Trust 1996-1 wish to set forth the terms pursuant to which the Series 1996-1 Certificates are to be contributed by Ford Credit and Ford Credit Leasing to RCL Trust 1996-1; and

                 WHEREAS, Ford Credit, Ford Credit Leasing and RCL Trust 1996-1 intend to engage in the other transactions contemplated by the Basic Documents.

                 NOW, THEREFORE, Ford Credit, Ford Credit Leasing and RCL Trust 1996-1 hereby agree as follows:


                                   ARTICLE I
                              CERTAIN DEFINITIONS

         Section 1.1 Definitions. Whenever used in this Agreement capitalized terms have the meanings assigned to them herein or, if not defined herein, as defined in Appendix A attached hereto. To the extent that the definitions set forth herein conflict with the definitions set forth in Appendix A, or incorporated by reference therein, the definitions set forth herein shall be controlling. All references herein to "this Agreement" are to this Asset Contribution Agreement, and all references herein to Articles, Sections and subsections are to Articles, Sections and subsections of this Agreement unless otherwise specified.

                 "RCL Trustee" means First Union Bank of Delaware not in its individual capacity but solely as trustee of RCL Trust 1996-1.

                 "Removal Event" has the meaning set forth in Section 3.3.

                 "Schedule of Series 1996-1 Assets" means the list of Series 1996-1 Leased Vehicles and Series 1996-1 Leases annexed hereto as Exhibit A, which may be in the form of microfiche or a computer tape.

                                   ARTICLE II
                         CONTRIBUTION OF SERIES 1996-1
                                  CERTIFICATES

                 Section 2.1 Contribution of Series 1996-1 Certificates. On the Closing Date, subject to the terms and conditions of this Agreement, each of the Contributors agrees to contribute to RCL Trust 1996-1, and RCL Trust 1996-1 agrees to accept from the Contributors, the Series 1996-1 Certificates and the other property relating thereto, as specified in the following paragraph.

                 Effective as of the Closing Date and immediately preceding the transactions contemplated by the Transfer Agreement, the Contributors hereby contribute, transfer, assign and otherwise convey to RCL Trust 1996-1, without recourse, all right, title and interest of the Contributors, whether now owned or hereafter acquired, in and to the following: (i) the Series 1996-1 Certificates, including all monies paid thereon and due thereon on or after the Series 1996-1 Cut-Off Date (including any monies received prior to the Series 1996-1 Cut-Off Date that are due on or after the Series 1996-1 Cut-Off Date and were not used to reduce the principal balance of the Series 1996-1 Certificates) and (ii) their respective rights and obligations under the Administrative Agency Agreement and the Series 1996-1 Supplement. The Series 1996-1 Certificates shall become property of RCL Trust

1996-1 and the interests of the Contributors as beneficiaries of RCL Trust 1996-1 shall reflect such additions.

                 Section 2.2 The Closing. The contribution of the Series 1996-1 Certificates shall take place at a closing at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022 on the Closing Date.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                 Section 3.1 Warranties of RCL Trust 1996-1. RCL Trust 1996-1 hereby represents and warrants to each of the Contributors as of the date hereof and as of the Closing Date:

                          (a)     Organization and Good Standing.  RCL Trust
1996-1 is a statutory business trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

                          (b)  Power and Authority. RCL Trust 1996-1 has full
power, authority and legal right to execute, deliver and perform this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement.

                          (c)  No Violation.  The execution, delivery and
performance by it of this Agreement (i) shall not violate any provision of any law or regulation or any order, writ, judgment or decree of any court, arbitrator or governmental authority applicable to RCL Trust 1996-1 or any of its assets, (ii) shall not violate any provision of the RCL Trust Agreement, and (iii) shall not violate any provision of, or constitute, with or without notice or lapse of time, a default under, any mortgage, indenture, contract, agreement or other undertaking to which RCL Trust 1996-1 is a party.

                          (d)   Governmental Approvals.  The execution,
delivery and performance by RCL Trust 1996-1 of this Agreement shall not require the authorization, consent or approval of, the giving of notice to, the filing or registration with, or the taking of any other action in respect of, any governmental authority or agency in the jurisdiction in which RCL Trust 1996-1 was formed.

                          (e)     Validity; Binding Obligation.  This Agreement
has been duly executed and delivered by RCL Trust 1996-1 and constitutes the legal, valid and binding agreement of RCL Trust 1996-1 enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                          (f)     No Litigation.  No legal or governmental
proceedings are pending to which RCL Trust 1996-1 is a party or of which any property of RCL Trust 1996-1 is the subject, and no such proceedings are threatened or contemplated by governmental authorities or threatened by others, other than such proceedings which will not have a material adverse effect upon the general affairs, financial position, net worth or results of operations (on an annual basis) of RCL Trust 1996-1 and will not materially and adversely affect the performance by RCL Trust 1996-1 of its obligations under, or the validity and enforceability of this Agreement.

                 Section 3.2 Representations and Warranties of the Contributors. (a) Ford Credit and Ford Credit Leasing each hereby represents and warrants, as to itself, to RCL Trust 1996-1 as of the date hereof and as of the Closing Date:

                 (i) Organization. Such Contributor has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

                 (ii) Good Standing. Such Contributor is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications.

                 (iii) Power and Authority. Such Contributor has the full power and authority to execute and deliver this Agreement, to carry out its terms, and to contribute and assign the property contributed and assigned by it to RCL Trust 1996-1 hereunder and has duly authorized such contribution and assignment by all necessary corporate action.

                 (iv) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement do not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, such Contributor's certificate of incorporation or by-laws, or any indenture, agreement or other instrument to which it is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, or violate any law or, to the best of such Contributor's knowledge, any order, rule or regulation applicable to it of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or any of its properties.

                 (v) Validity; Binding Obligation. This Agreement has been duly authorized, executed and delivered by it and constitutes the legal, valid and binding agreement of such Contributor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                 (vi) No Proceedings. No legal or governmental proceedings are pending to which such Contributor is a party or of which any property of such Contributor is the subject, and no such proceedings are threatened or contemplated by governmental authorities or threatened by others, other than such proceedings which will not have a material adverse effect upon the general affairs, financial position, net worth or results of operations (on an annual basis) of such Contributor and its subsidiaries considered as a whole and will not materially and adversely affect the performance by such Contributor of its obligations under, or the validity and enforceability of, this Agreement.

                 (b) Each of Ford Credit and Ford Credit Leasing makes the following representations and warranties as to the Series 1996-1 Assets, on which RCL Trust 1996-1 relies in accepting the Series 1996-1 Certificates.
Such representations and warranties speak as of the execution and delivery of this Agreement, but shall survive the contribution, transfer, and assignment of the Series 1996-1 Certificates to RCL Trust 1996-1 and any subsequent assignment or transfer by RCL Trust 1996-1:

                 (i) New Vehicle. Each Series 1996-1 Leased Vehicle was a new automobile or light truck at the inception of the related Series 1996-1 Lease.

                 (ii) Certificate of Title. Each Series 1996-1 Leased Vehicle was titled in the name of "Ford Credit Titling Trust," "Ford Credit Titling Trust, Comerica Bank [or applicable co-trustee or separate trustee], Trustee" or such substantially similar words acceptable to the relevant Governmental Authority.

                 (iii) Residual Value. The Residual Value of each Series 1996-1 Leased Vehicle does not exceed an amount established by the Administrative Agent consistent with its policies and practices regarding the setting of residual values as applied with respect to closed-end retail automobile and light truck leases.

                 (iv) Pool Balance. At the Series 1996-1 Cut-Off Date the Pool Balance was $948,354,864.22.

                 (v) Interest in Lease and Leased Vehicle. Each Series 1996-1 Lease was entered into by a Dealer located in the United States, as lessor, and a Lessee with a billing address in an Eligible State, as lessee, and all of the Dealer's right, title and interest in such Series 1996-1 Lease and the related Series 1996-1 Leased Vehicle was validly assigned by such Dealer to FCTT.

                 (vi) Customary and Enforceable Provisions. Each Series 1996-1 Lease (x) was originated by a Dealer in the ordinary course of its business and in compliance with the Administrative Agent's normal credit and collection policies and practices, (y) contains customary and enforceable provisions and (z) is substantially in the form of Exhibit B.

                 (vii) Total Monthly Payments. Each Series 1996-1 Lease provides for Total Monthly Payments which include Constant Yield Payments that fully amortize the Balance Subject to Lease Charges of such Series 1996-1 Lease to a final payment equal to the Residual Value of the related Series 1996-1 Leased Vehicle over the term of such Series 1996-1 Lease.

                 (viii) Compliance with Law. At the time it was originated or made, and as of the date of this Agreement, each Series 1996-1 Lease complied in all material respects with all requirements of applicable federal, state, and local laws, and regulations thereunder.

                 (ix) Binding Obligation. Each Series 1996-1 Lease represents the genuine, legal, valid and binding payment obligation in writing of the related Lessee, enforceable by the holder thereof in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

                 (x) No Government Lessee. None of the Series 1996-1 Leases is an obligation of the United States of America or any state or of any agency, department, or instrumentality of the United States of America or any state.

                 (xi) Leases in Force. As of the Series 1996-1 Issue Date, no Series 1996-1 Lease had been satisfied, subordinated, rescinded, cancelled or terminated.

                 (xii) No Waiver. No provision (other than the assessment of a Security Deposit or Reconditioning Reserve) of a Series 1996-1 Lease has been waived.

                 (xiii) No Defenses. No right of rescission, setoff, counterclaim, or defense has been asserted or threatened with respect to any Series 1996-1 Lease.

                 (xiv) No Default. As of the Series 1996-1 Issue Date, no default in payment by any Lessee of any payments due with respect to a Series 1996-1 Lease had occurred and was continuing for a period of more than thirty days; and no continuing condition that with notice or the lapse of time or both would constitute a default, breach, violation, or event permitting termination or cancellation under the terms of any Series 1996-1 Lease had arisen.

                 (xv) No Credit-Related Recourse to Dealer. No Series 1996-1 Lease provides for credit-related recourse to the related Dealer.

                 (xvi) Insurance. Each Lessee, to the best knowledge of the Administrative Agent, has obtained or agreed to obtain physical damage insurance and liability insurance covering the related Series 1996-1 Leased Vehicle as required under the related Series 1996-1 Lease.

                 (xvii) Title. No Series 1996-1 Asset has been sold, transferred, assigned, or pledged by any Dealer to any Person other than FCTT. Comerica, as trustee for FCTT and for the benefit of the Holders of Series 1996-1 Certificates, has good and marketable title to each Series 1996-1 Lease and each Series 1996-1 Leased Vehicle, free and clear of all Liens, encumbrances, security interests, and rights of others, including liens or claims for work, labor or material relating to such Series 1996-1 Leased Vehicle.

                 (xviii) Valid Assignment. No Series 1996-1 Lease was originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Series 1996-1 Lease to FCTT or of a beneficial interest in such Series 1996-1

         Lease pursuant to transfers of Series 1996-1 Certificates is unlawful, void, or voidable. No Series 1996-1 Leased Vehicle is subject to the laws of any jurisdiction under which the sale, transfer, and assignment of such Series 1996-1 Leased Vehicle to FCTT or of a beneficial interest in such Series 1996-1 Leased Vehicle pursuant to transfers of Series 1996-1 Certificates is unlawful, void, or voidable. No Dealer has entered into any agreement with any Lessee that prohibits, restricts or conditions the assignment of any portion of a Series 1996-1 Lease.

                 (xix) All Filings Made. All filings (including, without limitation, UCC filings) necessary in any jurisdiction to give Comerica, on behalf of FCTT, a first perfected ownership interest in each Series 1996-1 Lease have been made.

                 (xx) Chattel Paper. Each Series 1996-1 Lease constitutes "chattel paper" as defined in the UCC.

                 (xxi) One Original. There is only one original of each Series 1996-1 Lease, which is held by the Administrative Agent on behalf of FCTT.

                 (xxii) No Excess Deferred Gross. No Series 1996-1 Lease is subject to a holdback of Excess Deferred Gross.

                 (xxiii) Origination. Each Series 1996-1 Lease has an origination date on or after February 22, 1995.

                 (xxiv) Maturity of Leases. Each Series 1996-1 Lease has a Scheduled Lease End Date of not greater than 36 months from the date on which it was entered into.

                 (xxv) Minimum Retail Operating Lease Factor. Each Series 1996-1 Lease has a Retail Operating Lease Factor equal to or greater than 5.0%.

                 (xxvi) Location of Lease Files. The Lease Files relating to each Series 1996-1 Lease are maintained at the offices of the Administrative Agent.

                 (xxvii) No Delinquency. No Series 1996-1 Lease has a Total Monthly Payment that was more than 30 days overdue as of the Series 1996-1 Cut-Off Date.

                 (xxviii) No Extensions. No Term Extension or Payment Extension had been granted to the Lessee under any Series 1996-1 Lease prior to the Series 1996-1 Cut-Off Date.

                 (xxix) Advance Payment Plan. No Series 1996-1 Lease was originated under the Advance Payment Plan.

                 (xxx) Other Data. The information relating to the Series 1996-1 Leases and Series 1996-1 Leased Vehicles contained in the Schedule of Series 1996-1 Assets attached hereto as Exhibit A is true and correct in all material respects and no selection procedures believed to be adverse to the Holders of Series 1996-1 Certificates were utilized in selecting the Series 1996-1 Assets.

                 (xxxi) Administrative Agency Agreement. The representations and warranties made by the Administrative Agent in the Administrative Agency Agreement are true and correct.

                 (xxxii) True Lease. Each Series 1996-1 Lease is a "true lease" for federal income tax purposes.

                 Section 3.3 Repurchase upon Breach. Each of Ford Credit and Ford Credit Leasing shall inform the parties to this Agreement promptly in writing, upon the discovery of any breach or failure to be true of the representations and warranties made by it in Section 3.2(b). Unless the breach or failure to be true of the representations and warranties contained in
Section 3.2(b) shall have been cured by the last day of the Accrual Period in which such breach or failure either occurred or was discovered by Ford Credit (in its capacity as a Contributor or in its capacity as Administrative Agent) or Ford Credit Leasing, each of the Contributors hereby agrees that such an occurrence shall constitute an event (a "Removal Event") obligating the Contributors to (i) instruct Comerica and the Administrative Agent, in the manner set forth in Section 4.7 of the Administrative Agency Agreement, to cause the Series 1996-1 Certificates to no longer represent a beneficial interest in such Series 1996-1 Lease and Series 1996-1 Leased Vehicle and (ii) cause to be deposited in the Series 1996-1 Collection Account on behalf of RCL Trust 1996-1 an amount in exchange therefor equal to the Administrative Purchase Amount. The removal and payment obligation of the Contributors pursuant to this Section 3.3 shall constitute the sole remedy of RCL Trust 1996-1 against the Contributors with respect to any Removal Event. Upon payment to RCL Trust 1996-1 of such Administrative Purchase Amount with respect to a Series 1996-1 Asset, the Series 1996-1 Certificates shall no longer represent an interest in such asset.

                                   ARTICLE IV
                                   CONDITIONS

                 Section 4.1  Conditions to Obligation of RCL Trust 1996-1.
The obligation of RCL Trust 1996-1 to accept the contribution of the Series 1996-1 Certificates is subject to the satisfaction of the following conditions:

                          (a)     Representations and Warranties True.  The
representations and warranties of each of the Contributors hereunder shall be true and correct on the Closing Date with the same effect as if then made, and each Contributor shall have performed all obligations to be performed by such Contributor hereunder on or prior to the Closing Date.

                          (b)     Delivery of Series 1996-1 Certificates and
Schedule of Series 1996-1 Assets. The Contributors shall deliver the Series 1996-1 Certificates registered in the name of RCL Trust 1996-1 and the Schedule of Series 1996-1 Assets certified by an officer of the Administrative Agent to be true, correct and complete.

                          (c)     Documents to be delivered by the Contributors
at the Closing. (i) On or prior to the Closing Date, each Contributor shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which required by applicable law, executed by the Contributor, as seller naming RCL Trust 1996-1, as purchaser, and naming the Series 1996-1 Certificates and the other property conveyed hereunder as the property sold, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of such property to RCL Trust 1996-1. The Contributors shall deliver a file-stamped copy of such filing, or other evidence satisfactory to RCL Trust 1996-1, to RCL Trust 1996-1 on or prior to the Closing Date.

                                  (ii)      On or prior to the Closing Date,
the Contributors shall deliver to RCL Trust 1996-1 such other docu- ments as RCL Trust 1996-1 may reasonably request.

                          (d)     Other Transactions.  On or prior to the
Closing Date (i) each of the Basic Documents shall have been executed and delivered by the parties thereto, and (ii) each of the parties to the Basic Documents shall have performed all of their respective obligations thereunder required to be performed on or prior to the Closing Date.

                 Section 4.2  Conditions to Obligation of the Contributors.
The obligation of each of the Contributors to contribute the Series 1996-1 Certificates to RCL Trust 1996-1 is subject to each representation and warranty of RCL Trust 1996-1 hereunder being true and correct on the Closing Date as if such representation and warranty was then made, and each obligation to be performed by RCL Trust 1996-1 by the Closing Date having been performed.

                                   ARTICLE V
                         COVENANTS OF THE CONTRIBUTORS

                 Ford Credit and Ford Credit Leasing each hereby agrees with RCL Trust 1996-1 as follows, provided, however, that to the extent that any provision of this Article V conflicts with any provision of the Administrative Agency Agreement, the Administrative Agency Agreement shall govern:

                 Section 5.1 Protection of Right, Title and Interest. (a) Each Contributor shall execute and file such financing statements and cause to be executed and filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain, and protect the interest of RCL Trust 1996-1 in the Series 1996-1 Certificates and in the proceeds thereof. Each Contributor shall deliver (or cause to be delivered) to RCL Trust 1996-1 file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

                          (b)     Each Contributor shall not change its name,
identity, or corporate structure in any manner that would, could, or might make any financing statement or continuation statement filed by such Contributor in accordance with Section 5.1(a) seriously misleading within the meaning of
Section 9-402(7) of the UCC, unless it shall have given RCL Trust 1996-1 at least five days' prior written notice thereof and shall have promptly filed appropriate amendments to all previously filed financing statements or continuation statements.

                          (c)     Each Contributor shall give RCL Trust 1996-1
at least 60 days' prior written notice of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall promptly file any such amendment or new financing statement. The Contributors shall cause the Administrative Agent to at all times maintain each office from which it shall service FCTT Assets, and its principal executive office, within the United States of America.

                          (d)     If at any time either of the Contributors
shall propose to sell, grant a security interest in, or otherwise transfer any interest in any other Series of Specified Beneficial Certificates to any prospective purchaser, lender, or other transferee, such Contributor shall give to such prospective purchaser, lender, or other transferee computer tapes, records, or print-outs (including any restored from back-up archives) that, if they shall refer in any manner whatsoever to any Series 1996-1 Asset, shall indicate clearly that such Series 1996-1 Asset is owned by Comerica as trustee for FCTT and that the beneficial interest in such Series 1996-1 Asset has been transferred to RCL Trust 1996-1.

                          (e)     The Contributors shall cause the
Administrative Agent to permit RCL Trust 1996-1 and its agents (or any agents of any assignee of RCL Trust 1996-1 contemplated by the Basic Documents) at any time during normal business hours to inspect, audit, and make copies of and abstracts from the Administrative Agent's records regarding any Series 1996-1 Asset.

                          (f)     Upon request of RCL Trust 1996-1, the
Contributors shall cause the Administrative Agent to furnish to RCL Trust 1996-1, within twenty Business Days, a list of all Series 1996-1 Leases or Series 1996-1 Leased Vehicles (by vehicle registration number and account number), together with a reconciliation of such list to the Schedule of Series 1996-1 Leases.

                 Section 5.2 Other Liens or Interests. Except for the conveyances hereunder and pursuant to the other Basic Documents, each of the Contributors will not sell, pledge, assign or transfer the Series 1996-1 Certificates to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any interest therein, and each of the Contributors shall defend the right, title, and interest of RCL Trust 1996-1 in, to and under such Series 1996-1 Certificates against all claims of third parties claiming through or under such Contributor; provided, however, that the Contributors' obligations under this Section 5.2 shall terminate upon the termination of FCTT pursuant to the FCTT Agreement.

                 Section 5.3 Costs and Expenses. The Contributors agree to pay all reasonable costs and disbursements in connection with the perfection, as against all third parties, of RCL Trust 1996-1's right, title and interest in and to the Series 1996-1 Certificates.

                 Section 5.4 Indemnification. (a) Each Contributor shall defend, indemnify, and hold harmless RCL Trust 1996-1 and the RCL Trustee from and against any and all costs, expenses, losses, damages, claims, and liabilities, arising out of or resulting from the failure of a Series 1996-1 Lease or Series 1996-1 Leased Vehicle to be originated in compliance with all requirements of law and for any breach of any of the Contributors' representations and warranties contained herein.

                          (b)     Each Contributor shall defend, indemnify, and
hold harmless RCL Trust 1996-1 and the RCL Trustee from and against any and all costs, expenses, losses, damages, claims, and liabilities, arising out of or resulting from the use or operation by such Contribu-tors or any Affiliate of such Contributor or any Dealer of a Series 1996-1 Leased Vehicle.

                          (c)     Each Contributor shall defend, indemnify, and
hold harmless RCL Trust 1996-1 and the RCL Trustee from and against any and all taxes that may at any time be asserted against RCL Trust 1996-1 and the RCL Trustee with respect to the transactions contemplated herein, including, without limitation, any sales, use, gross receipts, general corporation, tangible personal property, privilege, license or income taxes, taxes on or measured by income, or any state or local taxes assessed on RCL Trust 1996-1 and the RCL Trustee resulting from the location of assets of RCL Trust 1996-1 or the presence of the RCL Trustee and costs and expenses in defending against the same; provided, however, that the foregoing indemnity shall not include income taxes on any fees payable to the RCL Trustee.

                          (d)     Each Contributor shall defend, indemnify, and
hold harmless RCL Trust 1996-1 and the RCL Trustee from and against any and all costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage, or liability arose out of, or was imposed upon RCL Trust 1996-1 and the RCL Trustee through, the negligence, willful misfeasance, or bad faith of the Contributors in the performance of their duties under this Agreement or by reason of reckless disregard of the Contributors' obligations and duties under this Agreement.

                 These indemnity obligations shall be in addition to any obligation that each Contributor may otherwise have.

                 Section 5.5 Absolute Transfer; Sale or Exchange. Each Contributor agrees to treat this conveyance for all purposes (including without limitation tax and financial accounting purposes) as an absolute transfer; which may be either a sale or exchange on all relevant books, records, tax returns, financial statements and other applicable documents; provided that for federal income tax purposes the Contributors will treat RCL Trust 1996-1 as a grantor trust.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

                 Section 6.1 Obligations of Contributors. The obligations of each of the Contributors under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Series 1996-1 Asset.

                 Section 6.2 Acknowledgements. Each Contributor acknowledges that: (a) Lease Trust. RCL Trust 1996-1 will, pursuant to the Transfer Agreement, transfer the Series 1996-1 Certificates to the Lease Trust and assign its rights under this Agreement to the Lease Trustee for the benefit of the holders of the Senior Notes, the Subordinated Notes and the Lease Trust Certificates and that the representations and warranties contained in this Agreement and the rights of RCL Trust 1996-1 under Sections 3.3 and 5.4 are intended to benefit such Lease Trust, any holders of Senior Notes, Subordinated Notes or Lease Trust Certificates and the Indenture Trustee as assignee of the Lease Trustee pursuant to the terms of the Indenture.

                          (b)  Assignment.  RCL Trust 1996-1 will, pursuant to
the RCL Assignment Agreement, assign, transfer and convey to Ford Credit Leasing a 1% interest in the RCL Assets (as defined in the RCL Trust Agreement) and all of the obligations of RCL Trust 1996-1, including its rights and obligations under the Program Operating Lease and the Subordinated Notes and any amounts payable to RCL Trust 1996-1 pursuant to the Transfer Agreement. After giving effect to such assignment, transfer and conveyance, Ford Credit Leasing's percentage beneficial interest in RCL Trust 1996-1 will be reduced from 2% to the percentage equivalent of a fraction the numerator of which is 1, and the denominator of which is 99, and Ford Credit's percentage beneficial interest in RCL Trust 1996-1 will be increased from 98% to the percentage equivalent of a fraction, the numerator of which is 98, and the denominator of which is 99.

                          (c)  Distribution.  After the effective date of the
RCL Assignment Agreement, any distribution of property of RCL Trust 1996-1 to Ford Credit and Ford Credit Leasing, as beneficiaries of RCL Trust 1996-1, shall give effect to the RCL Assignment Agreement as provided in Section 5.2(b) of the RCL Trust Agreement, such that an amount equal to 1% of the aggregate amount of such distribution shall be distributed to Ford Credit Leasing, and the remaining 99% of such aggregate amount shall be distributed to Ford Credit and Ford Credit Leasing in proportion to their respective percentage beneficial interests in RCL Trust 1996-1, after giving effect to the RCL Assignment Agreement, as set forth in
Section 6.2(b).

                 Section 6.3 Amendment. This Agreement may be amended by the parties hereto at any time; provided, however, that such action shall not, (x) as evidenced by an Opinion of Counsel, materially adversely affect the interests of the Senior Noteholders or Lease Trust Certificateholders (unless 100% of the Senior Noteholders and Lease Trust Certificateholders materially adversely affected thereby consent thereto), (y) as confirmed by each Rating Agency rating the Senior Notes or the Lease Trust Certificates, cause the then current rating of any Class of Senior Notes or the Lease Trust Certificates to be withdrawn or reduced and (z) as evidenced by an Opinion of Counsel, cause the Lease Trust, RCL Trust 1996-1 or FCTT to be classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes.

                 Section 6.4 Waivers. No failure or delay on the part of RCL Trust 1996-1 in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

                 Section 6.5 Costs and Expenses. The Contributors will pay all expenses incident to the performance of their obligations under this Agreement and the Contributors agree to pay all reasonable out-of-pocket costs and expenses of the RCL Trustee, including fees and expenses of counsel, in connection with the perfection as against third parties of RCL Trust 1996-1's right, title and interest in and to the Series 1996-1 Assets and the enforcement of any obligation of the Contributors hereunder.

                 Section 6.6 Representations of the Contributors and RCL Trust 1996-1. The respective agreements, representations, warranties and other statements by each of the Contributors and RCL Trust 1996-1 set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive the closing under Section 2.2.

                 Section 6.7 Confidential Information. RCL Trust 1996-1 agrees that it will neither use nor disclose to any person the names and addresses of the Lessees, except in connection with the enforcement of RCL Trust 1996-1's rights hereunder, under the Series 1996-1 Leases and Series 1996-1 Leased Vehicles, under the Administrative Agency Agreement or as required by law.

                 Section 6.8 Notices. All demands, notices and communications upon or to Ford Credit, Ford Credit Leasing and RCL Trust 1996- 1 shall be in writing, and shall be personally delivered, sent by electronic facsimile or overnight delivery service or mailed by certified mail-return receipt requested, and shall be deemed to have been duly given to the intended recipient upon receipt at the respective addresses listed below, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

         (i)      In the case of Ford Credit:

                  Ford Motor Credit Company
                  The American Road
                  FMCC Building
                  Dearborn, Michigan 48121
                  Attention: Secretary
                  Fax: 313-248-7613
                  Telephone: 313-594-7765

         (ii)     In the case of Ford Credit Leasing:

                  Ford Credit Leasing Company, Inc.
                  The American Road
                  FMCC Building
                  Dearborn, Michigan 48121
                  Attention:  Treasurer
                  Fax: 313-594-0735
                  Telephone: 313-248-6722

         (iii)   In the case of RCL Trust 1996-1:

                 c/o First Union Bank of Delaware
                 One Rodney Square
                 920 King Street
                 Wilmington, Delaware 19801
                 Attention: Corporate Trust Department
                 Fax: 302-888-7544
                 Telephone: 302-888-7537

                 with a copy to:

                 First Union National Bank of North Carolina
                 230 South Tryon Street CMC-9
                 Charlotte, North Carolina 28288
                 Attention: Pablo de la Canal

                 Section 6.9 Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Series 1996-1 Certificates or the rights of the holders thereof.

                 Section 6.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                 Section 6.11 Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by a party hereto shall bind the successors and assigns of such party.

                 Section 6.12 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                 Section 6.13 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                 IN WITNESS WHEREOF, the parties hereby have caused this Asset Contribution Agreement to be executed by their respective officers thereunto duly authorized as of the date and year first above written.


                                           FORD MOTOR CREDIT COMPANY,
                                             as a Contributor


                                           By:   /s/ Hurley D. Smith
                                              -----------------------------
                                                   Name:  Hurley D. Smith
                                                   Title:  Secretary


                                           FORD CREDIT LEASING COMPANY,
                                             INC., as a Contributor

                                           By:   /s/ R. P. Conrad
                                              -----------------------------
                                                   Name:  R. P. Conrad
                                                   Title:  Assistant Secretary

                                           RCL TRUST 1996-1

                                           By:  FIRST UNION BANK OF DELAWARE,
                                                not in its individual capacity,
                                                but solely as RCL Trustee


                                           By:   /s/ Stephen J. Kaba
                                              -----------------------------
                                                   Name:  Stephen J. Kaba
                                                   Title:  Vice President

                                   Exhibit A

                        Schedule of Series 1996-1 Assets



                         (DELIVERED IN MICROFICHE FORM)

                                   Exhibit B

                          Form of Series 1996-1 Lease





                                      B-1